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                                               (NYSE, TSE, ME: LWN)      NEWS
Investor contacts:
Paul Wagler, Senior Vice President, Finance    Media Contact:
                                               Dave Laundy, Vice President,
Dwight Hawes, Vice President, Finance          Corporate Communications
The Loewen Group Inc.                          Tel: (604) 293-7857


                             THE LOEWEN GROUP INC.


                              FOR IMMEDIATE RELEASE

                   LOEWEN COMPLETES SALE OF MINORITY INTEREST

                         IN ARBOR MEMORIAL SERVICES INC.


VANCOUVER, BC, November 17, 1997 -- The Loewen Group Inc. announced today the completion of its agreement to sell its minority interest in Arbor Memorial Services Inc., an operator of funeral homes and cemeteries in Canada. The sale, announced August 11, 1997, had been subject to Canadian regulatory approval.

As a result of the sale, the company has received gross proceeds of approximatley US $69 million and will record a gain before taxes of approximately US $25 million in the fourth quarter of 1997.

With corporate offices in Vancouver and Philadelphia, The Loewen Group Inc. is the second largest and fastest


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growing funeral home and cemetery operator in North America in terms of revenues and assets. The Company employs approximately 17,000 people and owns or operates some 1,000 funeral homes and over 420 cemeteries across the United States and Canada. Over 90 percent of the Company's revenue is derived from the United States.

The Loewen Group's website is located at http://www.loewengroup.com


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